Exhibit 10.7.2

AMENDMENT TO THE

PHH CORPORATION

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AMENDMENT to the PHH Corporation Non-Qualified Stock Option Award for                  shares granted to                                         (the “Optionee”) on June 6, 2012 (the “Award”) is made effective as July 11, 2014.

WHEREAS, PHH Corporation, a Maryland Corporation (the “Company”) maintains the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “2005 EIP”), which was last amended and restated June 17, 2009 and has been amended once since such date;

WHEREAS, the Committee granted the Award to Optionee as evidenced by and subject to the terms and conditions of the Non-Qualified Stock Option Award Notice, the Non-Qualified Stock Option Award Agreement, and the 2005 EIP; and

WHEREAS, the Committee now desires to amend the Award to provide for pro-rated vesting of the awards upon termination of employment without cause based on the number of days elapsed in the vesting period and to provide that, in the event of termination of employment without cause, they will not be exercisable until June 6, 2015 and will remain exercisable until June 5, 2016

NOW, THEREFORE, BE IT RESOLVED, that the Committee hereby amends the Non-Qualified Stock Option Award Agreement with respect to the Award as follows:

1.             By adding the following the following before the period at the end of Section 3(b)::

“; provided further that if the Optionee’s employment is terminated by the Company without Cause, the Optionee will become vested as to a pro rata portion of the Option as determined as follows: the total number of shares subject to the Option multiplied by a fraction where the numerator is the number of calendar days from and including the Grant Date through and including the date of termination without Cause and the denominator is the total number of calendar days from and including the Grant Date through and including June 6, 2015”

2.             By deleting the existing Section 4(b)(iii) and substituting therefor as follows:

“(iii) If the Optionee’s employment terminates for any reason other than by the Company (with or without Cause) or due to death or disability, the Option may be exercised, to the extent vested on the date of termination, for a period of one year from the date of termination or until the Expiration Date, if earlier. If the Optionee’s employment is terminated by the Company without Cause, the Option may be exercised, to the extent vested on the date of termination, beginning on June 6, 2015 and ending on the earlier of June 5, 2016 or the Expiration Date.”

Except as specifically amended hereby, the Award will remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed this          day of                   , 2014.

PHH CORPORATION

By:

Name:

Title: